Exhibit 10.4

NAVSIGHT HOLDINGS, INC.

12020 Sunrise Valley Drive, Suite 100

Reston, VA 20191

September 9, 2020

Six4 Holdings, LLC

12020 Sunrise Valley Drive, Suite 100

Reston, VA 20191

Ladies and Gentlemen:

This letter (the “Agreement”) will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of NavSight Holdings, Inc. (the “Company”) and continuing until the earlier of (i) the completion by the Company of an initial business combination or (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Six4 Holdings, LLC (“Six4 Holdings”) shall take steps directly or indirectly to make available to the Company certain office space, secretarial and administrative services as may be required by the Company from time to time, situated at 12020 Sunrise Valley Drive, Suite 100, Reston, VA 20191 (or any successor location). In exchange therefore, the Company shall pay Six4 Holdings a sum of $10,000 per month, respectively, on the Effective Date and continuing monthly thereafter until the Termination Date. Six4 Holdings hereby irrevocably agrees that it does not have any right, title, interest or claim of any kind in or to any monies or other assets that may be set aside in a trust account (the “Trust Account”) that may be established upon the consummation of the IPO (the “Claim”) and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

[Signature page follows]

Very truly yours,

NAVSIGHT HOLDINGS, INC.

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED BY:

SIX4 HOLDINGS, LLC

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Managing Member